PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
October 31, 2019	(804) 217-5897

DYNEX CAPITAL, INC. REPORTS
THIRD QUARTER 2019 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its third quarter 2019 results today. As previously announced, the Company's quarterly conference call to discuss these results is today at 11:00 a.m. Eastern Time and may be accessed via telephone in the U.S. at 1-844-840-0844 (internationally at 1-647-253-8795) using conference ID 4076159 or by live webcast, which includes a slide presentation, under “Investor Center” on the Company's website (www.dynexcapital.com).
Third Quarter 2019 Highlights

•	Comprehensive income of $0.63 per common share comprised of:

◦	$(1.65) net loss per common share

◦	$2.28 other comprehensive income per common share on available-for-sale securities

•	Core net operating income, a non-GAAP measure, of $0.48 per common share

•	Net interest spread and adjusted net interest spread, a non-GAAP measure, increased to 0.82% and 1.14%, respectively, for the third quarter of 2019

•	Book value per common share of $18.07 at September 30, 2019, an increase of $0.39, or 2.2%, since June 30, 2019

•	Repurchased 1.7 million shares of common stock at an average price of $14.65 per common share

•
Quarterly economic return to common shareholders of 4.9% based on dividends declared of $0.48 per common share and an increase in book value per common share of $0.39; year-to-date economic return is 8.6%

•	Leverage including TBA net long positions decreased to 9.1x shareholders’ equity at September 30, 2019

•	Lower average pay-fixed rate to 1.65% as of September 30, 2019 from 2.04% at June 30, 2019

Management's Remarks
"We are very pleased to have generated a total economic return of 4.9% and increased core net operating income despite the somewhat volatile interest rate environment during the quarter," commented Mr. Byron L. Boston, President and Chief Executive Officer. "Prepayment speeds on our RMBS have increased quarter over quarter, negatively impacting effective yield, but the impact has been partially mitigated by higher yields on our CMBS and CMBS IO portfolios. Importantly, our net interest spread and adjusted net interest spread both increased for the first time since the end of 2017. Our net interest spread and adjusted net interest spread benefited from the decline in short-term interest rates following reductions in the targeted Federal Funds Rate, and the repositioning of hedges during the third quarter."
Mr. Boston added, "We continue to believe the most probable macroeconomic outcome is that structural issues within the global economy will keep the 10-year U.S.Treasury bond within a range of 1.5%-2.5%. We remain focused on managing for the long term and have structured the portfolio for flexibility in this environment."
Third Quarter 2019 Earnings Summary
Comprehensive income to common shareholders for the third quarter of 2019 of $15.3 million consisted of a net loss to common shareholders of $(39.9) million and other comprehensive income of $55.2 million compared to comprehensive loss to common shareholders for the second quarter of 2019 of $(11.1) million, which consisted of a net loss to common shareholders of $(122.2) million and other comprehensive income of $111.1 million. Comprehensive income to common shareholders improved versus the prior quarter as realized and unrealized gains from changes in fair value of MBS outpaced the net loss on derivatives by $9.1 million for the third quarter of 2019 compared to a net loss on derivatives exceeding the increase in fair value of MBS by $(16.8) million during the second quarter of 2019.
Net loss to common shareholders improved for the third quarter of 2019 compared to the second quarter of 2019 as a result of:
▪an increase in net interest income of $0.3 million due to an increase in the average balance of interest-earning assets financed at lower rates
▪a lower net loss on derivative instruments of $(50.7) million for the third quarter versus $(117.5) million in the prior quarter
▪a net gain on sale of investments of $4.6 million versus a net loss of $(10.4) million in the prior quarter
▪a decrease of $0.5 million in general and administrative expenses
Core net operating income to common shareholders, a non-GAAP measure, increased to $11.5 million, or $0.48 per common share, for the third quarter of 2019 versus $10.6 million, or $0.43 per common share, for the second quarter of 2019 due to:

•	the increase in net interest income and the decrease in general and administrative expenses noted above

•	an increase of $0.4 million in net periodic interest benefit as a result of a 20 basis point increase in net receive rate on interest rate swaps
Please refer to "Use of Non-GAAP Financial Measures" below for additional important information about non-GAAP measures.
Book Value Per Common Share

Book value per common share increased $0.39 to $18.07 at September 30, 2019 from $17.68 at June 30, 2019, of which $0.24 was due to common stock repurchases of $25.0 million while the remaining $0.15 was due to the increase in fair value of the Company's MBS, net of the decline in fair value of derivative instruments. This increase of $0.39 per common share and the third quarter dividend of $0.48 per common share resulted in a quarterly total economic return on book value per common share of 4.9%.
Investments and Financing Details
The average balance of interest earning assets increased during the third quarter of 2019 due to our increased investment in Agency CMBS. The Company's investment portfolio including net TBA dollar roll positions declined 15% to $5.2 billion at September 30, 2019 compared to $6.1 billion at June 30, 2019 due primarily to sales of higher coupon fixed rate Agency RMBS in the second half of the quarter at a realized gain of $3.9 million. These higher coupon assets were sold because of their increased risk of prepayment in the current lower interest rate environment and were partially replaced by purchases of lower coupon fixed rate Agency RMBS. Prepayment speeds on Agency RMBS averaged 13.6% for the third quarter of 2019 versus 9.4% last quarter, reflecting the overall lower interest rate environment. Higher prepayment amortization on Agency RMBS was mostly offset by higher prepayment compensation on Agency CMBS and CMBS IO. The Company also sold the remainder of its portfolio of adjustable rate Agency RMBS, realizing a gain of $0.6 million.
The following table provides details on the performance of our investments and financing including interest rate hedges for the periods indicated:

	Three Months Ended
	September 30, 2019			June 30, 2019
($ in thousands)	Income/Expense	Average Balance	Effective Yield/Cost of Funds	Income/Expense	Average Balance	Effective Yield/Cost of Funds
Agency RMBS-fixed rate	$23,619	$2,935,846	3.22%	$25,207	$2,920,923	3.45%
Agency CMBS-fixed rate	14,818	1,763,116	3.22%	11,665	1,463,427	3.15%
Agency RMBS-adjustable rate	68	6,620	3.92%	249	28,593	3.71%
CMBS IO (1)	5,260	479,057	3.90%	4,886	492,314	3.78%
Non-Agency MBS and other investments	737	11,270	7.94%	1,741	12,088	15.25%
Interest-earning assets:	$44,502	$5,195,909	3.29%	$43,748	$4,917,345	3.43%

Interest-bearing liabilities:(2)	31,256	4,958,857	2.47%	30,813	4,566,160	2.67%
Net interest income/net interest spread	$13,246		0.82%	$12,935		0.76%
Add: TBA drop income (3)	1,404		—%	1,282		(0.04)%
Add: net periodic interest benefit (4)	3,966		0.32%	3,553		0.31%
Adjusted net interest income/adjusted net interest spread (5)	$18,616		1.14%	$17,770		1.03%

(1)	CMBS IO includes Agency and non-Agency securities.

(2)	Interest-bearing liabilities consist primarily of repurchase agreement borrowings.

(3)
The impact of TBA drop income on adjusted net interest spread includes the implied average funding cost of TBA dollar roll transactions during the periods indicated. TBA drop income for the three months ended September 30, 2019 includes $0.5 million generated from net short TBA dollar roll positions which increased adjusted net interest spread by 3 basis points, offsetting a (3) basis point decline from net long TBA dollar roll positions.

(4)
Amount represents net periodic interest benefit of effective interest rate swaps outstanding during the period and excludes realized and unrealized gains and losses from changes in fair value of derivatives.

(5)	Represents a non-GAAP measure.

The Company's net interest spread and adjusted net interest spread increased 6 basis points and 11 basis points, respectively, for the third quarter of 2019 compared to the second quarter of 2019 as the decline of 20 basis points in financing costs outpaced the 14 basis point decline in effective yield on the investment portfolio. The effective yield on the investment portfolio declined to 3.29% primarily due to faster prepayment speeds on fixed-rate Agency RMBS as noted above, which was partially offset by increased yields on CMBS. Financing costs for the third quarter declined primarily due to the Federal Reserve's recent reduction in the U.S. Federal Funds Rate by an additional 25 basis points. Adjusted net interest spread increased an additional 4 basis points from the prior quarter due to the net impact of the Company's net TBA dollar roll positions. During the third quarter, the Company entered into net short TBA dollar roll positions to economically hedge the impact of changing interest rates on the fair value of its specified and non-specified pools of Agency RMBS as well as financing costs. The remaining one basis point increase in adjusted net interest spread resulted from the increase in net periodic interest benefit from interest rate swaps as a percentage of repurchase agreement borrowings outstanding during the third quarter.
Hedging Summary
The Company actively managed its hedge position during the quarter, terminating interest rate swaps with a notional balance of $2.2 billion at a realized loss of $(63.8) million and adding interest rate swaps with a notional balance of $2.6 billion. These adjustments had the impact of lowering the hedging portfolio's average pay-fixed rate by 50 basis points to 1.83% for the three months ended September 30, 2019. The following table provides information related to the Company's average borrowings outstanding and interest rate swaps effective for the periods indicated:

	Three Months Ended
($ in thousands)	September 30, 2019	June 30, 2019
Average repurchase agreement borrowings outstanding	$4,955,825	$4,562,993
Average TBA net long positions - at cost (1)	462,099	579,353
Average borrowings and TBA net long positions outstanding	$5,417,924	$5,142,346
Average notional amount of interest rate swaps outstanding (2)	$3,096,957	$4,765,220
Ratio of average interest rate swaps to average borrowings and TBA net long positions outstanding (2)	0.6	0.9

Average interest rate swap pay-fixed rate (2)	(1.83)%	(2.33)%
Average interest rate swap receive-floating rate	2.30%	2.60%
Average interest rate swap net receive rate	0.47%	0.27%

(1)
The Company uses interest rate swaps to hedge a portion of the impact of changing interest rates on the fair value and implied financing cost of their TBA net long positions as well as repurchase agreement financing costs. This ratio calculation does not include TBA net short positions which the Company may also use to hedge the impact of changing interest rates on its specified pools of Agency RMBS and TBA net long positions.

(2)	Excludes forward starting interest rate swaps if held during the periods indicated.
The following table summarizes the weighted average notional amount and rate of interest rate swaps held as of September 30, 2019 (1):

($ in thousands)	Weighted Average Notional	Weighted Average Rate
Remainder of 2019	$3,880,000	1.65%
2020	3,306,503	1.63%
2021	2,651,918	1.63%
2022	1,898,658	1.69%
2023	1,520,000	1.75%
2024	1,339,399	1.80%
2025	970,000	1.97%

(1)	Additional interest rate swaps outstanding from 2026-2047 had an average balance of $256.3 million at a weighted average pay-fixed rate of 2.12% as of September 30, 2019.
In addition to interest rate swaps, the Company also held swaptions on pay-fixed interest rate swaps with an aggregate notional balance of $750.0 million and a fair value of $1.9 million as well as Eurodollar futures with an aggregate notional balance of $6.0 billion that are effective between 2020 and 2022 at average rate of 1.35%.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.
Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including core net operating income to common shareholders (including per common share), adjusted interest expense, adjusted net interest income and the related metrics adjusted cost of funds and adjusted net interest spread. Because these measures are used in the Company's internal analysis of financial and operating performance, management believes that they provide greater transparency to our investors of management's view of our economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers, although the Company's presentation of its non-GAAP measures may not be comparable to other similarly-titled measures of other companies. Schedules reconciling core net operating income to common shareholders, adjusted interest expense, and adjusted net interest income to GAAP financial measures are provided as a supplement to this release.
Management views core net operating income to common shareholders as an estimate of the Company's financial performance excluding changes in fair value of its investments and derivatives. In addition to the non-GAAP reconciliation set forth in the supplement to this release, which derives core net operating income to common shareholders from GAAP net income to common shareholders as the nearest GAAP equivalent measure, core net operating income to common shareholders can also be determined by adjusting net interest income to include interest rate swap periodic interest benefit (cost), drop income on TBA dollar roll transactions, general and administrative expenses, and preferred dividends. Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in core net operating income and in adjusted net interest income because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date. Management also includes periodic interest benefit (cost) from its interest rate swaps, which are also included in "gain (loss) on derivatives instruments, net", in adjusted net interest expense, and in adjusted net interest income because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and including periodic interest benefit (cost) from interest rate swaps is a helpful indicator of the Company’s total cost of financing in addition to GAAP interest expense. However, these non-GAAP measures do not provide a full perspective on our results of operations, and therefore, their usefulness is limited. For example, these non-GAAP measures do not include gains or losses from available-for-sale investments, changes in fair value of and costs of terminating interest rate swaps, as well as realized and unrealized gains or losses from any instrument used by management to economically hedge the impact of changing interest rates on its portfolio and book value per common share, such as Eurodollar futures. As a result, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release may include, without limitation, statements made in Mr. Boston's quotes and statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, our views on expected characteristics of future investment environments, prepayment rates and investment risks, future investment strategies, our future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, the Company’s ability to find suitable investment opportunities; changes in economic conditions; changes in interest rates and interest rate spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from the Federal Reserve’s balance sheet normalization process through the reduction in its holdings of Agency residential mortgage-backed securities and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers of the Company’s loans and loans underlying securities owned by the Company; the level of defaults by borrowers on loans the Company has securitized or otherwise is invested through its ownership of MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets or reform of the U.S. housing finance system, including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Federal Reserve; ownership shifts under Section 382 of the Internal Revenue Code of 1986, as amended, that further limit the use of the Company’s tax net operating loss carryforward; systems failures or cybersecurity incidents; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and other reports filed with and furnished to the Securities and Exchange Commission.
All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

#	#	#

DYNEX CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
($ in thousands except per share data)

	September 30, 2019	June 30, 2019	December 31, 2018
ASSETS			(audited)
Mortgage-backed securities	$5,302,926	$5,713,788	$3,749,464
Mortgage loans held for investment, net	9,836	10,306	11,527
Cash and cash equivalents	41,781	49,956	34,598
Restricted cash	97,154	61,394	54,106
Derivative assets	4,845	342	6,563
Accrued interest receivable	24,094	25,292	21,019
Other assets, net	6,765	7,807	8,812
Total assets	$5,487,401	$5,868,885	$3,886,089

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$4,872,869	$4,815,452	$3,267,984
Payable for unsettled securities purchased	10,429	425,897	58,915
Non-recourse collateralized financing	2,950	3,078	3,458
Derivative liabilities	439	207	1,218
Accrued interest payable	7,186	15,907	10,308
Accrued dividends payable	6,280	7,164	13,810
Other liabilities	2,801	2,542	3,243
Total liabilities	4,902,954	5,270,247	3,358,936

Shareholders’ equity:
Preferred stock - aggregate liquidation preference of $169,708, $162,853 and $148,865, respectively	$162,807	$156,071	$142,883
Common stock, par value $.01 per share: 22,945,993; 24,646,964; and 20,939,073 shares issued and outstanding, respectively (1)	229	246	209
Additional paid-in capital	858,050	882,633	818,861
Accumulated other comprehensive income (loss)	217,010	161,815	(35,779)
Accumulated deficit	(653,649)	(602,127)	(399,021)
Total shareholders' equity	584,447	598,638	527,153
Total liabilities and shareholders’ equity	$5,487,401	$5,868,885	$3,886,089

Book value per common share (1)	$18.07	$17.68	$18.07

(1)	Amounts are adjusted to reflect the 1-for-3 reverse stock split effected June 20, 2019.

DYNEX CAPITAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
 (amounts in thousands except per share data)

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Interest income	$44,502	$43,748	$39,957	$32,014	$26,925
Interest expense	31,256	30,813	26,276	19,053	14,751
Net interest income	13,246	12,935	13,681	12,961	12,174

(Loss) gain on derivative instruments, net	(50,709)	(117,535)	(61,697)	(81,981)	19,499
Gain (loss) on sale of investments, net	4,605	(10,360)	—	(5,428)	(1,726)
Fair value adjustments, net	(13)	(16)	(13)	(16)	12
Other operating income (expense), net	25	256	(231)	(566)	(409)
General and administrative expenses:
Compensation and benefits	(1,786)	(1,747)	(1,898)	(1,180)	(1,712)
Other general and administrative	(1,972)	(2,518)	(2,056)	(2,312)	(2,252)
Net (loss) income	(36,604)	(118,985)	(52,214)	(78,522)	25,586
Preferred stock dividends	(3,341)	(3,206)	(3,059)	(2,963)	(2,956)
Net (loss) income to common shareholders	$(39,945)	$(122,191)	$(55,273)	$(81,485)	$22,630

Other comprehensive income:
Unrealized gain (loss) on available-for-sale investments, net	$59,800	$100,767	$86,632	$44,701	$(23,574)
Reclassification adjustment for (gain) loss on sale of investments, net	(4,605)	10,360	—	5,428	1,726
Reclassification adjustment for de-designated cash flow hedges	—	—	(165)	(75)	(66)
Total other comprehensive income (loss)	55,195	111,127	86,467	50,054	(21,914)
Comprehensive income (loss) to common shareholders	$15,250	$(11,064)	$31,194	$(31,431)	$716

Net (loss) income per common share-basic and diluted (1)	$(1.65)	$(4.98)	$(2.42)	$(4.02)	$1.18
Weighted average common shares (1)	24,174	24,541	22,812	20,290	19,242

(1)	Amounts are adjusted to reflect the 1-for-3 reverse stock split effected June 20, 2019.

DYNEX CAPITAL, INC.
KEY STATISTICS
(UNAUDITED)
 ($ in thousands except per share data)

	As Of
		September 30, 2019		June 30, 2019		March 31, 2019		December 31, 2018		September 30, 2018
Portfolio and Other Balance Sheet Statistics:								(audited)
Total MBS fair value		$5,302,926		$5,713,788		$4,842,447		$3,749,464		$3,294,510
Agency RMBS-fixed rate, amortized cost		$2,671,314		$3,150,337		$2,730,610		$2,142,717		$1,780,027
Agency CMBS, amortized cost		$1,938,887		$1,890,910		$1,518,610		$1,080,424		$997,058
CMBS IO, amortized cost(1)		$474,548		$482,431		$510,504		$527,743		$562,327
Other MBS, amortized cost		$1,168		$28,296		$32,036		$34,525		$41,172
(Net short) net long TBA dollar roll positions, (if settled)		$(123,208)		$374,688		$733,130		$888,469		$779,697
(Net short) net long TBA dollar roll positions, amortized cost (if settled)		$(124,835)		$374,452		$727,212		$882,230		$780,865
Net TBA carrying value, asset (liability)		$1,627		$236		$5,918		$6,239	$(1,168)
Book value per common share (2)		$18.07		$17.68		$18.71		$18.07		$20.24
Leverage including TBA net long position at cost as if settled (3)	9.1	x	9.4	x	8.5	x	8.0	x	6.7	x

	Three Months Ended
		September 30, 2019		June 30, 2019		March 31, 2019		December 31, 2018		September 30, 2018
Performance Statistics:
Net (loss) income per common share (2)		$(1.65)		$(4.98)	$(2.42)			$(4.02)		$1.18
Core net operating income per common share (2)(4)		$0.48		$0.43		$0.53		$0.54		$0.56
Comprehensive income (loss) per common share (2)		$0.63		$(0.45)		$1.37		$(1.55)		$0.04
Dividends per common share (2)		$0.48		$0.54		$0.54		$0.54		$0.54
Average interest earning assets (5)		$5,195,908		$4,917,345		$4,368,240		$3,494,673		$3,031,388
Average net long TBA dollar roll position		$232,078		$672,973		$726,826		$798,470		$1,037,347
Average interest bearing liabilities		$4,958,857		$4,566,160		$3,934,732		$2,996,126		$2,569,123
Average notional of effective interest rate swaps		$3,096,957		$4,765,220		$4,154,778		$2,961,957		$2,502,609
Effective yield on investments		3.29%		3.43%		3.51%		3.42%		3.33%
Cost of funds (6)		2.47%		2.67%		2.67%		2.49%		2.25%
Net interest spread		0.82%		0.76%		0.84%		0.93%		1.08%
Adjusted cost of funds (7)		2.15%		2.36%		2.29%		2.24%		1.98%
Adjusted net interest spread (8)		1.14%		1.03%		1.19%		1.24%		1.41%
CPR for fixed-rate Agency RMBS (9)		13.6%		9.4%		5.6%		5.3%		4.8%

(1)	CMBS IO includes Agency and non-Agency issued securities.

(2)	Amounts are adjusted to reflect the 1-for-3 reverse stock split effected June 20, 2019.

(3)
Leverage equals the sum of (i) total liabilities and (ii) TBA net long positions with an amortized cost basis of $393.8 million (if settled) divided by total shareholders' equity. Does not include TBA net short position with an amortized cost basis of $(518.6) million (if settled).

(4)	Non-GAAP financial measures are reconciled in the supplement to this release.

(5)	Excludes TBA dollar roll positions.

(6)	Percentages shown are equal to annualized interest expense divided by average interest bearing liabilities.

(7)	Adjusted cost of funds is equal to annualized adjusted interest expense (a non-GAAP measure) divided by average interest bearing liabilities.

(8)	Adjusted net interest spread includes the impact of drop income from TBA dollar roll positions after deducting adjusted cost of funds from effective yield.

(9)	Represents the average constant prepayment rate ("CPR") experienced during the quarter.

DYNEX CAPITAL, INC.
SUPPLEMENTAL INFORMATION
(UNAUDITED)
 ($ in thousands)

Computations of Non-GAAP Measures:	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Net interest income	$13,246	$12,935	$13,681	$12,961	$12,174
Add: TBA drop income (1)	1,404	1,282	1,963	3,072	4,262
Add: net periodic interest benefit (2)	3,966	3,553	3,897	1,940	1,777
Less: de-designated cash flow hedge accretion (3)	—	—	(165)	(75)	(66)
Adjusted net interest income	18,616	17,770	19,376	17,898	18,147
Other operating income (expense), net	25	256	(231)	(566)	(409)
General and administrative expenses	(3,758)	(4,265)	(3,954)	(3,492)	(3,964)
Preferred stock dividends	(3,341)	(3,206)	(3,059)	(2,963)	(2,956)
Core net operating income to common shareholders	$11,542	$10,555	$12,132	$10,877	$10,818

(1)
TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.

(2)
Amount represents net periodic interest benefit of effective interest rate swaps outstanding during the period and excludes realized and unrealized gains and losses from changes in fair value of derivatives.

(3)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the accretion of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.

DYNEX CAPITAL, INC.
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(UNAUDITED)
 ($ in thousands)

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
GAAP net (loss) income to common shareholders	$(39,945)	$(122,191)	$(55,273)	$(81,485)	$22,630
Less:
Change in fair value of derivative instruments, net (1)	56,079	122,370	67,557	86,993	(13,460)
(Gain) loss on sale of investments, net	(4,605)	10,360	—	5,428	1,726
De-designated cash flow hedge accretion (2)	—	—	(165)	(75)	(66)
Fair value adjustments, net	13	16	13	16	(12)
Core net operating income to common shareholders	$11,542	$10,555	$12,132	$10,877	$10,818

Weighted average common shares (3)	24,174	24,541	22,812	20,290	19,242
Core net operating income per common share (3)	$0.48	$0.43	$0.53	$0.54	$0.56

(1)
Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes net periodic interest benefit on effective interest rate swaps outstanding during the period.

(2)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the accretion of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.

(3)	Amounts are adjusted to reflect the 1-for-3 reverse stock split effected June 20, 2019.

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
GAAP net interest income	$13,246	$12,935	$13,681	$12,961	$12,174
Add: TBA drop income	1,404	1,282	1,963	3,072	4,262
Add: net periodic interest benefit (1)	3,966	3,553	3,897	1,940	1,777
Less: de-designated cash flow hedge accretion (2)	—	—	(165)	(75)	(66)
Non-GAAP adjusted net interest income	$18,616	$17,770	$19,376	$17,898	$18,147

GAAP interest expense	$31,256	$30,813	$26,276	$19,053	$14,751
Add: net periodic interest benefit (1)	(3,966)	(3,553)	(3,897)	(1,940)	(1,777)
Less: de-designated cash flow hedge accretion (2)	—	—	165	75	66
Non-GAAP adjusted interest expense	$27,290	$27,260	$22,544	$17,188	$13,040

(1)
Amount represents net periodic interest benefit of effective interest rate swaps outstanding during the period and excludes realized and unrealized gains and losses from changes in fair value of derivatives.

(2)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the accretion of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.